MUTUAL RELEASE AND SEPARATION AGREEMENT

THIS MUTUAL RELEASE AND SEPARATION AGREEMENT (this “Agreement”) is made as of the ___ day of December, 2013, by Frederick Garson, an individual (“Garson”), and Mindpix Corporation., a Nevada corporation (“Mindpix”).

Preliminary Statements

Garson has been employed by Mindpix as Chairman of the Board.

Garson and Mindpix wish to resolve and to settle all issues between them relating to the employment of Garson by Mindpix, including without limitation, all issues relating to salary and payments payable to Garson.

WITNESSETH:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Preliminary Statements. The foregoing Preliminary Statements are true and form a part of this Agreement.

2. Severance. Garson has resigned as director and Chairman of the Board of Mindpix as per the resignation attached hereto as Exhibit A and Mindpix shall pay to Garson:

(a) 30,000,000 (Thirty Million) shares of common stock as per the December 23, 2012 Board Meeting Minutes

(b) payment of $1,000 per month for 12 months (subject to withholding for taxes) and the maintenance of Garson’s health insurance for 12 months. Should the Company fail to make a payment to Garson except during such time that the Company has suspended payroll payments to all employees on payroll, then the amounts not already paid shall become immediately due and payable. Any current arrearage shall be paid with the first payment to Garson which shall be on or before December 20, 2013.

3. Selling Limitation. All shares to be issued as set forth herein shall be subject to Rule 144 and contain a restrictive legend. Shares for which the holding period has expired pursuant to Rule 144 may be sold at a rate as set forth in the Leak Out and Lock Up Agreement by and between Mindpix, Garson and ZZYX Entertainment and attached hereto as Exhibit B.

4. Mutual Release. In consideration of the agreements and mutual promises made herein, Mindpix, on the one hand, and Garson, on the other hand, hereby mutually release and forever discharge each other, from all actions, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, trespasses, damages, judgments, claims, demands and all other liabilities and obligations whatsoever, in law or in equity, known or unknown, existing or which may arise in the future, and fixed or contingent (each a “Claim”), that the parties ever had, now has or hereafter, can, shall or may have, from any matter, cause or thing whatsoever, from the beginning of the world through the date hereof, other than the parties’ respective obligations under this Agreement and the other agreements contemplated hereby. The parties represent that no portion of any Claim has been assigned or transferred by subrogation or otherwise to any other person, firm, or entity. Mindpix agrees to defend Garson, in the event that any action is asserted for any claim during the term of employment, or affiliation.

5. Miscellaneous

(a) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties, and supercedes all prior agreements and understandings, written or oral; is irrevocable and may not be modified or terminated except to the extent, if any, set forth in a writing signed by the parties.

(b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with Florida law without giving effect to the choice of law provisions thereof. Any legal proceeding arising out of or relating to this Agreement shall be brought in any state court having jurisdiction located in Broward County, Florida, or in the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such courts in any legal proceeding and waives any objection to the laying of venue of any legal action in any such court. Prior to the filing of any action the parties agree to submit any controversy to mediation with a mediator to be picked by the American Arbitration Association.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be and constitute an original and one and the same instrument. A copy or facsimile copy of this Agreement and any signatures hereon shall be considered for all purposes as originals.

(d) Severability. If any term, provision or portion of this Agreement is held to be unlawful, in conflict with federal, state or other applicable law or otherwise enforceable, the remainder of this Agreement shall continue in full force and effect to the same extent as if the illegal or invalid provision was not included in this Agreement and the remainder of the Agreement shall be enforced to give effect to the fullest extent legally permissible the intent and purposes of the parties as evidenced by this Agreement.

(e) Notices. Any notice or other communication required or permitted hereunder shall be in writing and delivered at the addresses set forth below, or mailed by registered or certified mail, return receipt requested, postage prepaid, or by any courier service of recognized national standing, addressed as follows, or to such other address or addresses as may be hereafter furnished by one party to the other party in compliance with the terms hereof:

If to Garson, to:

Frederick Garson

_______________________

_______________________

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If to Mindpix, to:

Mindpix Corp.

901 Lincoln Road

Miami Beach, FL 33139

11. Non-Disparagement Clause: The Parties, as well as their respective officers, directors, and principals shall not directly or indirectly falsely disparage each other in any written or oral communication to any person or entity, including via electronic mail or electronic communication, on the Internet, through a website, bulletin board, posting, blog, or otherwise. Should it be determined pursuant to the dispute resolution provisions of this agreement that Garson violated this provision, Garson shall return the shares upon the request of Mindpix, all as liquidated damages and not as a penalty.

12. Effectiveness. This Agreement shall bind and benefit Garson and Mindpix but shall not become effective or enforceable in any respect until the date executed and delivered by the each of the parties (the “Effective Date”).

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the dates set forth below.

Signed, sealed and delivered

in the presence of:

Witness	Frederick Garson

	Date:	__________, 2013
Witness

MINDPIX CORP., a
Nevada Corporation

By:
Witness	Name:
Title:

	Date:	__________, 2013
Witness

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Exhibit A

December __, 2013

Mindpix Corporation

901 Lincoln Rd.

Miami Beach, FL 33139

To The Board of Directors,

I hereby tender my resignation as Chairman of the Board of Directors and as a Director of Mindpix Corporation. I have no disputes with the Company.

Very Truly Yours

Frederick Garson

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